Appleton Reports Second Quarter 2009 Results

Second Quarter 2009 Financial Highlights
•	Operating income of $18.3 million is up 75% compared to Q2 2008.
•	Net sales of $213.4 million are down 15% compared to Q2 2008.
•	Selling, general and administrative expenses are down 21% compared to the same quarter in 2008.
•	Operating income includes an $8.0 million federal excise tax refund associated with the use of alternative fuel mixtures.
•	Net cash from operations of $12.6 million is up 297% in first half 2009 compared to first half 2008.
•	Gross profit margin of 23.5% is up 3% compared to Q2 2008.

(Appleton, Wis., August 10, 2009)  Appleton reported net sales of $213.4 million for the second quarter ended July 5, 2009 compared to net sales of $250.1 million for second quarter 2008. Second quarter 2009 net sales decreased 14.7 percent compared to second quarter 2008. The decrease was largely due to the continued economic slowdown which negatively impacted shipment volumes worldwide.

Appleton recorded operating income of $18.3 million compared to operating income of $10.4 million in second quarter 2008. Appleton reported net income from continuing operations of $7.2 million for second quarter 2009 compared to net income from continuing operations of $0.3 million for the same quarter of 2008. Despite lower shipment volumes and reduced mill operations to match customer demand, operating income in the current period was positively impacted by cost reductions related to manufacturing costs, distribution costs and selling, general and administrative expenses. Also during second quarter 2009, the Company recorded an $8.0 million alternative fuels tax credit as a reduction to cost of sales.

Appleton’s net sales for the first six months of 2009 were $426.0 million. This was a decrease of 12.5 percent when compared to first half 2008 net sales of $486.7 million. Appleton reported income from continuing operations of $8.4 million for the six months ended July 5, 2009 compared to income of $21.6 million for the same period last year. During the first six months of 2008, Appleton recorded a $22.3 million net litigation settlement gain, the result of prevailing in a lawsuit to recover previously incurred costs from an insurance carrier.

Enduring Strength
“We continue to take the steps necessary to be successful in the ongoing difficult economic environment. Cost reductions, disciplined spending and our companywide focus on flawless execution are helping to drive improved performance, net income and cash flow,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “Our second quarter results are another indication of the enduring strength of our market positions and our resolve to serve those markets with the best product quality, service and value.”

Appleton Reports Second Quarter 2009 Results	page 2
August 10, 2009

Second Quarter and First Half Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008

Technical Papers	$189,476	$222,832	$19,332	$12,049
Performance Packaging	23,935	27,281	840	1,758
Other (Unallocated)	—	—	(1,882)	(3,369)
	$213,411	$250,113	$18,290	$10,438

	Net Sales for the		Operating Income (Loss) for the
	Six Months Ended		Six Months Ended
	July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008

Technical Papers	$378,082	$432,444	$28,292	$24,522
Performance Packaging	47,879	54,281	1,184	3,221
Other (Unallocated)	—	—	(3,763)	(7,001)
	$425,961	$486,725	$25,713	$20,742

Technical Papers
Technical Papers second quarter 2009 net sales of $189.5 million were 15.0 percent lower than second quarter 2008 net sales of $222.8 million. Coated solutions net sales decreased $32.7 million, or 22.9 percent, compared to second quarter 2008, primarily due to volume shortfalls in all market channels with international declining more than domestic. Net sales of thermal papers were flat compared to the prior year quarter, while net sales of security papers decreased $0.3 million, or 3.6 percent, compared to second quarter 2008.

In February 2009, Appleton began mixing black liquor with diesel fuel and using the mixture at its paper mill in Roaring Spring, Pennsylvania. The Company applied to the Internal Revenue Service to be registered as an alternative fuel mixer and received its registration in May 2009.  As of July 5, 2009, Appleton has recorded excise tax refunds totaling $8.0 million as a reduction of cost of sales.

Technical Papers second quarter 2009 operating income increased $7.3 million, or 60.4 percent, to $19.3 million due to the alternative fuels tax credit (+$8.0 million), reduced manufacturing spending (+$6.6 million), lower distribution costs (+$5.3 million) and favorable selling, general and administrative spending (+$2.4 million) which were partially offset by overall lower shipment volumes (-$9.3 million), mill curtailments to match customer demand  (-$3.2 million) and planned start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (-$2.5 million).

Appleton Reports Second Quarter 2009 Results	page 3
August 10, 2009

Technical Papers net sales for the first six months of 2009 were $378.1 million. This was 12.6 percent lower than net sales of $432.4 million for the first six months of 2008. Year-to-date 2009 shipment volumes were 14.9 percent lower than the same period of 2008 with 2009 international volumes coming in 33.1 percent lower than last year. Coated solutions net sales decreased $57.4 million, or 20.4 percent, compared to the first six months of 2008 due to volume shortfalls in all market channels. Net sales of thermal papers increased $1.7 million, or 1.3 percent, compared to first half 2008 due to higher shipment volumes, though revenue continues to be negatively impacted by continued pressure within the market to lower prices. Net sales of security papers increased $1.3 million, or 7.3 percent, from first half 2008, due to higher shipment volumes.

Technical Papers first half 2009 operating income increased $3.8 million, or 15.4 percent, to $28.3 million due to reduced manufacturing spending (+$9.4 million), lower distribution costs (+$9.1 million), the alternative fuels tax credit (+$8.0 million), and favorable selling, general and administrative spending (+$7.5 million) which were partially offset by overall lower shipment volumes (-$16.0 million), mill curtailments to match customer demand  (-$8.8 million) and planned start-up costs of the thermal coater at the West Carrollton, Ohio paper mill (-$5.4 million).

Performance Packaging
Performance Packaging second quarter 2009 net sales of $23.9 million were 12.3 percent lower than second quarter 2008 net sales of $27.3 million due to lower selling prices resulting from resin price declines. Second quarter 2009 operating income of $0.8 million was $0.9 million lower than second quarter 2008 as a result of margin compression arising from resin pricing fluctuations.

Performance Packaging net sales for the first six months of 2009 were $47.9 million, which were 11.8 percent lower than net sales of $54.3 million for the first six months of 2008. Performance Packaging operating income of $1.2 million was $2.0, million, or 63.2 percent, lower than first half 2008 operating income of $3.2 million due to margin compression arising out of resin pricing fluctuations.

During second quarter 2009, Appleton committed to a formal plan to sell C&H Packaging Company, Inc. (“C&H”). C&H, located in Merrill, Wis., was acquired in 2003 and prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial products industries. The assets and liabilities of C&H are reported as held for sale for the periods ended July 5, 2009 and January 3, 2009. C&H is included within the Performance Packaging business segment.

Other (Unallocated)
Other (unallocated) includes revenues and costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) operating loss decreased $1.5 million and $3.2 million during the three and six months ended July 5, 2009, respectively, when compared to the same periods of 2008 due to reduced selling, general and administrative expenses.

Appleton Reports Second Quarter 2009 Results	page 4
August 10, 2009

Balance Sheet
At the end of second quarter 2009, the Company had cash totaling $3.1 million. This compared to cash of $4.2 million at year-end 2008 and cash of $4.9 million at the end of first quarter 2009. During the first six months of 2009, the Company borrowed a net $28.0 million on its revolving credit facility and made $2.7 million of mandatory debt repayments. Also during second quarter 2009, as a result of employee deferrals, required diversification payments and distributions to terminated employees, redeemable common stock was repurchased at a net aggregate price of $10.5 million. Capital spending during first half 2009 totaled $11.5 million compared to $50.7 million during first half 2008 which included $44.6 million of capital spending for the West Carrollton, Ohio paper mill expansion. As of July 5, 2009, Appleton was in compliance with its various debt covenants.

Outlook
Richards said the Company expects challenging economic conditions will persist during the second half of 2009 and those conditions will have a negative effect on sales volume compared to the same period in 2008. However, Appleton will benefit from its significant cost reduction efforts, the strength of its market positions and the global reach of its sales efforts to offset the effects of a weak economy.

“We are encouraged by our second quarter results and cautiously optimistic about the remainder of the year,” said Richards. “We expect the impact of the significant steps we have taken to strengthen our company will be evident in improved performance and earnings during the second half of 2009 compared to the second half of 2008. We will remain focused on what we can control and disciplined in executing our plan,” he added.

Earnings release conference call
Appleton will host a conference call to discuss its second quarter 2009 results on Tuesday, August 11, 2009, at 2:00 p.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through September 9.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:           Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Appleton Reports Second Quarter 2009 Results	page 5
August 10, 2009

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton’s strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Reports Second Quarter 2009 Results	page 6
August 10, 2009

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
 (dollars in thousands)

	For the Three Months Ended	For the Three Months Ended	For the Three Months Ended
	July 5, 2009	June 29, 2008	April 5, 2009

Net sales	$213,411	$250,113	$212,550
Cost of sales	163,191	199,159	170,809

Gross profit	50,220	50,954	41,741

Selling, general and administrative expenses	31,930	40,516	34,318

Operating income	18,290	10,438	7,423

Other expense (income)
Interest expense	12,830	10,212	11,392
Debt extinguishment income, net	—	—	(5,380)
Interest income	(21)	(56)	(16)
Litigation settlement, net	—	(41)	—
Foreign exchange (gain) loss	(881)	(6)	279
Other income	(820)	—	—

Income from continuing operations before income taxes	7,182	329	1,148

(Benefit) provision for income taxes	(62)	55	(15)

Income from continuing operations	7,244	274	1,163

Discontinued operations
Loss from discontinued operations, net of income taxes	—	(42,950)	—

Net income (loss)	$7,244	$(42,676)	$1,163
Other Financial Data:

Depreciation and amortization of intangible assets	$15,519	$14,771	$15,389

Appleton Reports Second Quarter 2009 Results	page 7
August 10, 2009

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
 (dollars in thousands)

	For the Six	For the Six
	Months Ended	Months Ended
	July 5, 2009	June 29, 2008

Net sales	$425,961	$486,725
Cost of sales	334,000	380,849

Gross profit	91,961	105,876

Selling, general and administrative expenses	66,248	85,134

Operating income	25,713	20,742

Other expense (income)
Interest expense	24,222	21,286
Debt extinguishment income, net	(5,380)	—
Interest income	(37)	(237)
Litigation settlement, net	—	(22,274)
Foreign exchange (gain) loss	(602)	226
Other income	(820)	—

Income from continuing operations before income taxes	8,330	21,741

(Benefit) provision for income taxes	(77)	92

Income from continuing operations	8,407	21,649

Discontinued operations
Loss from discontinued operations, net of income taxes	—	(42,925)

Net income (loss)	$8,407	$(21,276)

Other Financial Data:

Depreciation and amortization of intangible assets	$30,908	$29,566

Appleton Reports Second Quarter 2009 Results	page 8
August 10, 2009

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited)
(dollars in thousands)

	July 5, 2009	January 3, 2009

Cash and cash equivalents	$3,089	$4,180
Accounts receivable	105,238	88,218
Inventories	116,417	124,856
Other current assets	60,296	45,920
Assets held for sale	9,049	9,327
Total current assets	294,089	272,501

Property, plant and equipment, net	422,180	439,301

Other long-term assets	144,709	208,864
Assets held for sale	8,762	9,255

Total assets	$869,740	$929,921

Accounts payable	$51,329	$61,093
Other current liabilities	88,243	92,585
Liabilities held for sale	1,862	2,085
Total current liabilities	141,434	155,763

Long-term debt	619,037	598,598

Other long-term liabilities	216,648	282,505

Total equity	(107,379)	(106,945)

Total liabilities & equity	$869,740	$929,921